EXHIBIT 10.1

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement ("Agreement") is made and entered into effective as of June 17, 2013 ("Effective Date") between and R & K INTERESTS, INC., a California Corporation doing business as INVESTORS' PROPERTY SERVICES ("MANAGER") and The InterGroup Corporation (“OWNER”).

RECITALS

A. OWNER owns certain real properties and buildings, improvements and assets associated therewith more particularly described on Exhibit A hereto (each a "Property" and if applicable collectively, the "Properties").

B. MANAGER and its staff are experienced and capable in the management and operation of apartments that are similar in size and scope to the Properties.

C. OWNER desires to engage MANAGER to furnish to OWNER, and MANAGER agrees to furnish to OWNER, in accordance with the terms herein, the necessary technical, advertising, management and operating services described herein in order that the Properties will obtain the benefits deriving from the experience and capabilities of MANAGER in said activities.

AGREEMENT

1. Appointment and Acceptance. To the extent herein provided and subject to the terms and conditions set forth herein, OWNER appoints MANAGER to manage, operate and maintain the Properties, and MANAGER accepts the appointment, subject to the terms and conditions set forth in this Agreement. In the absence of an agreement in writing between OWNER and MANAGER, no other tract or parcel of real property or the improvements thereon shall be subject to this Agreement.

2. Term. The term of this Agreement ("Term") shall commence on the Effective Date and shall terminate on the earlier to occur of: (i) the sale of the Properties or any portion thereof (in which event only as to such portion of the Properties sold); (ii) the termination of this Agreement pursuant to the terms hereof; or (iii) one (1) year from the Effective Date, provided that the Term be shall automatically renewed for successive one (1) year terms unless either party, upon delivery of written notice to the other party at least ninety (90) days prior to the expiration of the Term of its intention not to renew the Term.

3. Approved Budgets. Every year, on or prior to May 1st, MANAGER shall prepare and submit to OWNER, in the form required by OWNER, an operating budget ("Operating Budget") and a capital budget ("Capital Budget" and together with the Operating Budget, collectively referred to herein as the "Budgets") for the promotion, operation, repair and maintenance of the Properties for the forthcoming fiscal year beginning July 1. For the first year of this Agreement, OWNER shall prepare and submit to OWNER Budgets for fiscal year ending June 30, 2014, on or before October 15, 2013.

MANAGER agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Properties shall not exceed the Budgets, either in total or in any one line item within the chart of accounts. All expenses shall be charged to the proper line item contained within the chart of accounts and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of an accounting category. MANAGER shall secure OWNER's prior written approval for any expenditure, except for utilities charges, that will result in an excess of five percent (5%) or more in any one line item within the chart of accounts of the Operating Budget; however, if said expenditure is cumulatively less than One Thousand Dollars ($1,000.00), no approval is necessary.

During each calendar year, MANAGER agrees to promptly inform OWNER in writing of any capital expenditure or increase in costs and expenses in excess of the amount budgeted for such items, and of decreases in revenue that were not foreseen during the budget preparation period and thus were not reflected in the Budgets, and shall upon request of OWNER submit to OWNER for approval a revised Operating Budget or Capital Budget, as the case may be, based upon said unforeseen costs and expenses.

4 Capital Expenditures. With respect to the purchase and installation of major items of new or replacement equipment (including, without limitation, elevators, heating or air-conditioning equipment, furniture and furnishings, carpets or other floor coverings), MANAGER shall recommend that OWNER purchase these items when MANAGER believes such purchase to be necessary or desirable. OWNER may arrange to purchase and install the same itself or may authorize MANAGER in writing to do so subject to such supervision and specification requirements and conditions as OWNER may prescribe in any such written approval. OWNER may pay for capital expenses from its own resources or may authorize payment out of the Operating Account (as hereinafter defined). Unless OWNER specifically waives such requirements in writing, all new or replacement equipment shall be awarded on the basis of competitive bidding, solicited in the following manner:

4.1 A minimum of two written bids will be obtained for each purchase greater than One Thousand Dollars ($1,000) but less than Two Thousand Five Hundred Dollars ($2,500). A minimum of three written bids will be obtained for each purchase in excess of Two Thousand Five Hundred Dollars ($2,500) with bid bonds, if applicable or prudent. MANAGER shall be responsible to prudently select a provider of goods and/or services for expenditures less than One Thousand Dollars ($1,000) in the aggregate for the goods and services to be supplied.

4.2 MANAGER shall provide OWNER with all bid responses accompanied by MANAGER's recommendations as to the most acceptable bid. If MANAGER advises acceptance of other than the lowest bidder, MANAGER shall adequately support, in writing, its recommendations.

4.3 OWNER will approve or disapprove any and all bids and will communicate to MANAGER, either verbally or in writing, of its approval or disapproval of bids within five (5) business days. If OWNER does not communicate any response to MANAGER within fifteen (15) business days, such bids shall be construed by MANAGER to be disapproved by OWNER.

5. Operating Account. MANAGER shall deposit, or cause to be deposited, all Gross Income From Operations of the Properties in one (1) or more depository accounts for the Properties at a reputable bank or financial institution ("Bank") which shall be maintained by MANAGER for the benefit of Owners (such accounts, together with any interest earned thereon, shall collectively be referred to herein as the "Operating Account"). "Gross Income From Operations" means all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source, including the rents, rent subsidies, housing assistance payments, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Owners to any governmental authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, insurance proceeds (other than business interruption or other loss of income insurance), any compensation paid by any governmental authority with respect to a partial or complete condemnation, unforfeited security deposits, utility and other similar deposits and any disbursements to Owners from the Reserve Funds. MANAGER shall maintain books and records of the funds deposited in and withdrawals from the Operating Account. From the Operating Account, MANAGER shall pay the operating expenses of the Properties and any other payments relative to the Properties as required by this Agreement.

6. Security Deposit Account. If applicable law or Lender requires a segregated account of Tenants' (as defined hereafter) security deposits, MANAGER will open a separate account at a reputable bank or other financial institution. MANAGER may return such deposits to any Tenant in the ordinary course of business in accordance with the terms of the applicable lease.

7. Access to Account. As authorized by signature cards, representatives of MANAGER shall have access to and may draw upon all funds in the accounts described in Sections 5 and 6 without the approval of OWNER or Owners.

8. Additional Operating Funds. In the event MANAGER determines that the funds generated by the Properties will be insufficient to meet the cash expense requirements for the next month, MANAGER shall submit a written request to OWNER setting out the anticipated income and expenses for the next month and the amount of additional funds necessary to operate the Properties.

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9. Emergency Funds. Except as provided in Section 16, in the event there is an emergency concerning the Properties which requires additional funds, MANAGER shall submit a written request to OWNER and Owners setting out the facts concerning said emergency and the amount of money necessary to cure said emergency.

10. Expense of Owners. All obligations and expenses incurred hereunder shall be for the account of, on behalf of, and at the expense of Owners. Except as provided in Section 14 below, Owners will not be obligated to reimburse MANAGER for any salaries of employees of MANAGER. All payments to be made by MANAGER under this Agreement shall be paid from funds deposited in the Operating Account pursuant to the terms of the Loan Agreement. MANAGER shall not be obligated to make any advance to or for the account of Owners or to pay any sums, except out of funds held in the Operating Account, nor shall MANAGER be obligated to incur any liability or obligation for the account of Owners without assurance that the necessary funds for the discharge thereof will be provided.

11. Legal Proceedings. With OWNER's and the affected Owner's prior written consent, in each instance, MANAGER may initiate legal proceedings such as, without limitation, collections, enforcement of contracts, labor and employment matters, and proceedings against the Properties' tenants ("Tenants"), where the affected Owner shall have the right to participate in such proceedings. MANAGER shall timely forward all claims arising out of the operation of the Properties which are covered in whole or in part by insurance to the appropriate insurer and shall notify OWNER and the affected Owner of all claims in connection with the Properties as to which it has knowledge. For this purpose, MANAGER is authorized to execute notices to vacate and bring actions for eviction and judicial pleadings incident to such actions and follow such instructions as OWNER or the affected Owner may prescribe for the conduct of any such action. Attorney's fees and other necessary costs incurred in connection with such actions will be paid out of the Operating Account as the affected Property's expenses and in accordance with the Budgets. MANAGER shall not knowingly commit any act, or fail to act, in any manner that would result in a default under this Agreement, and shall promptly notify OWNER and the affected Owner in writing of any such default which comes to the attention of MANAGER. Additionally, MANAGER shall immediately give written notice to OWNER of any legal action or other proceedings relating to the Properties (other than suits against Tenants for rent, security deposits or evictions) and any other reports requested by OWNER.

12. Leasing Guidelines. As appropriate, MANAGER shall prepare written leasing and operating guidelines setting forth, without limitation, the specific unit rents and terms MANAGER recommends using at the Properties which may be in the Budgets. These guidelines shall be submitted to OWNER for written approval in such form and within a time frame acceptable to OWNER. MANAGER shall abide by only those leasing and operating guidelines which have been approved in writing by OWNER (the "Leasing Guidelines"). MANAGER shall make every reasonable effort to lease space now or hereafter becoming vacant in accordance with the Leasing Guidelines.

13. Marketing and Advertising. MANAGER shall arrange and contract in the name and for the account of Owners all marketing and advertising necessary for the purpose of promoting the name and business of the Properties consistent with the Budgets. Further, MANAGER shall advertise and market the Properties, or portions thereof, prepare and secure advertising signs, space plans, circular matter and other forms of advertising; provided, however, that MANAGER shall not use Owners' name in any advertising or promotional material without Owners' express prior written approval in each instance; and provided further that advertising and promotional materials shall be prepared and used in full compliance with federal, state and municipal laws, ordinances, regulations and orders. All costs and expenses for reservation, marketing and advertising shall be made in accordance with the Budgets and shall be paid from the Operating Account.

14. Employment of Personnel. MANAGER shall investigate, hire, train, pay, supervise, and discharge the personnel necessary to be employed in order to properly and adequately maintain and operate the Properties. This includes all designated personnel assigned solely to the Properties (resident managers, leasing consultants, maintenance or porters). Such personnel shall in every instance be deemed employees of MANAGER and not of any Owner, who shall have no right to supervise or direct such employees. MANAGER shall be bonded with Owners listed as a payee on each of its respective reimbursement checks. MANAGER shall be responsible to OWNER and Owners for all such employees. All matters pertaining to the employment, supervision, compensation, promotion and discharge of MANAGER's employees and others engaged by MANAGER for the operation and/or maintenance of the Properties are the responsibility of MANAGER. MANAGER shall fully comply with all applicable laws and regulations having to do with worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and all other employer-employee related subjects. MANAGER's costs of salaries and wages and its costs of insurance, processing, benefits and other compensation of those personnel employed by MANAGER hereunder directly at the Properties, which personnel are working on or in connection with the Properties, shall be deemed to be reimbursable expenses of MANAGER, as the same may be amended from time-to-time and approved by OWNER in writing. The costs for employment of all such personnel shall have been approved by OWNER in writing if not otherwise reflected in the Budgets.

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15. Service Contracts. MANAGER shall negotiate and execute, in Owners' names and in accordance with the Operating Budget, contracts for water, electricity, gas, telephone, vermin extermination, trash removal and other necessary services approved by OWNER in the Operating Budget and deemed by MANAGER to be necessary or advisable for the operation of the Properties, and all such contracts shall include a provision for cancellation by OWNER or MANAGER effective upon thirty (30) days written notice and for a term not to exceed one (1) year; and shall require that all contractors provide evidence of sufficient liability and worker's compensation insurance acceptable to OWNER. MANAGER shall also place orders in Owners' names for such equipment, tools, appliances, materials and supplies as are approved by OWNER in the Operating Budget and are reasonable and necessary to maintain the Properties properly and adequately. No such contracts will be recorded without the prior written consent of Owners.

16. Maintenance and Repair of Properties. MANAGER shall maintain and operate the buildings, appurtenances and grounds of the Properties (a) in accordance with federal, state and municipal laws, ordinances, regulations and orders; (b) in accordance with the rules, regulations and orders of the local fire inspection department, the agency or board of casualty insurance underwriters or similar body; and, (c) in accordance with standards acceptable to OWNER, including within such maintenance, without limitation thereof, interior and exterior cleaning, painting and decorating, plumbing, carpentry, and such other normal maintenance and repair work as may be necessary and/or desirable. The cost to accomplish such maintenance and repairs shall have been approved in, and fall within, the Operating Budget, excepting, however, that emergency repairs immediately necessary to protect life and limb, reduce the severity of loss, and secure any of the Properties may be made by MANAGER without the prior written approval of OWNER; provided, however, that any such emergency situation shall be made known to OWNER and the affected Owner immediately by telephone (unless the emergency situation arises at a time that OWNER or the affected Owner is not open for business, in which case notice by telephone shall be given as soon as OWNER or the affected Owner is next open for business) and written notice shall be given to OWNER and the affected Owner within forty-eight (48) hours of such occurrence. Disbursements for actual and reasonable expenses for such maintenance and repair shall be made from the Operating Account.

17. Insurance and Indemnity.

17.1 OWNER shall cause to be placed and kept in force on the Properties all forms of property and liability insurance required by law and the Loan Documents or needed to adequately protect Owners; such insurance may be under OWNER's or Owner's blanket insurance coverage. All insurance coverage shall be placed with such companies, in such amounts, and with such beneficial interest appearing therein as shall be acceptable to OWNER and otherwise be in conformity with the requirements of the Loan Documents, including any mortgages on the Properties. MANAGER shall be included on OWNER's or Owners' general liability insurance policy as an additional insured.

17.2 OWNER and MANAGER hereby mutually waive their respective rights of recovery against each other for any loss insured by fire, extended coverage, and other property insurance policies existing for the benefit of the respective parties; each party shall obtain any special endorsements if required by their insurer to evidence compliance with the aforementioned waiver.

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17.3 Except for MANAGER's, or its agents', gross negligence or willful misconduct, OWNER shall defend and indemnify MANAGER against all third party claims, damages, liabilities, costs and attorney's fees arising out of MANAGER's actions taken within the scope of the agency established by this Agreement.

17.4 MANAGER agrees to not permit the use of the Properties for any purpose which might void any policies of insurance relating to the Properties or which might render any loss thereunder uncollectible, or which would be in violation of any law or governmental restriction.

17.5 MANAGER shall maintain in the name of MANAGER, and at MANAGER's expense, the following insurance policies with insurance companies acceptable to OWNER or with a Best's Rating of A: IX or better, and which shall include a provision for thirty (30) days prior written notice to SAPMC of cancellation or material change with no exceptions, and shall, prior to commencement of services, provide to OWNER certificates of insurance evidencing the following coverages:

17.5.1 Comprehensive General Liability coverage for bodily injury and property damage liability, including broad-form comprehensive general liability endorsement, or Commercial General Liability/occurrence-basis, written on forms acceptable to OWNER, for a combined single limit of at least Two Million Dollars ($2,000,000) per occurrence. OWNER and Owners shall be named, by endorsement, as additional insureds on such policy.

17.5.2 Automobile Liability covering MANAGER's owned, hired and non-owned autos, with a combined single limit in the amount of Two Million Dollars ($2,000,000) per occurrence for bodily injury and property damage liability; and naming OWNER and Owners, by endorsement, as additional insureds.

17.5.3 Worker's Compensation for statutory limits, and Employer's Liability coverage in an amount of not less than One Million Dollars ($1,000,000), for MANAGER's employees and including a waiver of carrier's right to subrogate against OWNER or Owners.

17.5.4 Fidelity Bond including Depositor's Forgery, in the amount of not less than One Hundred Thousand Dollars ($100,000) per occurrence. Coverage shall include Owners' liability for funds collected on behalf of Owners.

18. Collection of Monies. MANAGER shall collect all monies in accordance with this Agreement and the Leasing Guidelines or, when due, all rent and other charges due from Tenants, lessees of other non-dwelling facilities on the Properties, concessionaires and otherwise due Owners with respect to the Properties in the ordinary course of business. OWNER authorizes MANAGER to request, demand, collect, receive and receipt for all such rent and other charges and, only with OWNER's prior written approval, to institute legal proceedings in the name of the Owners under the provisions of Section 11 hereof. MANAGER will arrange for credit card processing services as needed and the cost of discount fees and chargebacks shall be applied to the Operating Account. All monies collected by MANAGER shall be forthwith deposited in the Operating Account.

19. MANAGER Disbursements. MANAGER shall cause to be disbursed from the Operating Account when due regularly and punctually (a) MANAGER's compensation; and, (b) the operating expenses of the Properties.

20. Records. All statements, receipts, invoices, checks, receiving reports, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Properties shall be and remain the property of OWNER and Owners. MANAGER shall prepare the same in a detailed manner acceptable to OWNER, and MANAGER shall keep and maintain the same in a safe place for a period of five (5) years or until delivered to OWNER or Owners. OWNER and Owners shall be entitled to inspect, review and audit such records at any time during normal business hours. All such records shall be delivered to OWNER or Owners upon the termination of this Agreement.

21. Monthly Reports. On or before the fifteenth (15th) day of each month during the Term, MANAGER shall deliver to OWNER a statement of cash receipts and disbursements, a financial statement (cash or modified accrual basis as may be requested by OWNER) and such other financial/management reports as may be reasonably required by OWNER, for the immediately proceeding fiscal month. A "fiscal month" shall mean any current month, ending for financial statement purposes as of the last day of that month.

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22. Returns Required by Law. MANAGER shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel. Owners shall be responsible for filing any income tax or other returns.

23. Compliance with Legal Requirements. MANAGER shall take such action as may be necessary to comply with any and all orders or requirements affecting the Properties by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the Board of Fire Underwriters or similar bodies, subject to the limitation contained in Section 16 in connection with the making of alterations and repairs. MANAGER, however, shall not take any such action as long as OWNER is contesting, or has affirmed its intention to contest and institutes proceedings contesting, any such order or requirement, except that if failure to comply promptly with any such order or requirement would or might expose MANAGER to criminal liability, MANAGER shall notify OWNER and OWNER shall approve such expenditure or make other arrangements to timely comply with such order in order that MANAGER shall not suffer any such liability. MANAGER shall promptly, and in no event later than forty-eight (48) hours from the time of its receipt, notify OWNER in writing of all such orders and notices or requirements.

24. Service of Process. MANAGER is not authorized and shall not accept service of process or citation for violation of any code, ordinance, regulation or law for OWNER.

25. Disclosure. MANAGER shall disclose to OWNER in advance in writing any and all relationships, and the nature and extent thereof, of MANAGER to any other party with whom MANAGER contracts, for itself or on behalf of OWNER or Owners, in connection with the operation, maintenance and repair of the Properties. Further, MANAGER may not contract for any services or supplies in connection with the operation, maintenance and repair of the Properties with any affiliated agencies unless MANAGER demonstrates that the prices and terms (including continuity, punctuality and reliability of contract performance) of such goods and services in connection with the operation, maintenance and repair of the Properties are at least as favorable with the prices and terms of goods and services of equal quality available from other reputable suppliers and contractors.

26. Licenses and Permits. MANAGER shall take all necessary steps for the procurement of all licenses and permits required for the operation of the Properties and its related facilities, and MANAGER shall assist Owners in the application and processing of such licenses and permits.

27. Inspection. Within thirty (30) days following the date of this Agreement, MANAGER shall, if requested by OWNER, conduct a physical inspection of the Properties and deliver to OWNER, for OWNER's review and approval, a complete inventory of the Properties.

28. Property Management Fee. For the complete performance of the services described herein, MANAGER's compensation shall be the payment by OWNER to MANAGER of two and 8 tenths percent (2.80%) of the Gross Income From Operations ("Property Management Fee").

29. Construction Management Fee. If extraordinary repairs are made to the Properties and OWNER requires additional supervisory work from MANAGER that is out of the ordinary scope of monthly management services (e.g., one (1) of the Properties is extensively reconstructed or rehabbed, or the MANAGER is required to perform services not described herein), then MANAGER shall receive an additional construction management fee of five percent (5%) of the rehabilitation costs. MANAGER and OWNER agree that prior to performing or arranging any service or activity which would result in such additional compensation, MANAGER shall have given written notice thereof to OWNER, and such performance, arrangement, and additional compensation shall first be authorized by OWNER in writing.

30. Closing Management Fee. MANAGER shall receive a one month closing management fee per Property equal to the average of the last three months of management fees incurred prior to termination of the agreement ("Closing Management Fee") as compensation for services associated with the close of the management account following the sale of the Properties or noticed termination. MANAGER shall not receive such fee if this Agreement is terminated because of a breach of contract by MANAGER .

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31. Use and Maintenance of Properties. It shall be the duty of the MANAGER at all times during the term of this Agreement to operate and maintain the Properties according to the highest standards achievable consistent with the expressed plan of OWNER. MANAGER shall use its best efforts to secure full compliance by the Tenants with the terms and conditions of their respective leases. MANAGER shall be expected to perform such acts and deeds as are reasonable, necessary and proper in the discharge of its duties under this Agreement.

32. Termination. Notwithstanding anything to the contrary contained herein, (i) at any time during the Term, OWNER and MANAGER may terminate this Agreement by giving thirty (30) days advance written notice to the other party; (ii) this Agreement shall automatically terminate upon the sale of the Properties or any portion thereof (in which event only as to such portion of the Properties sold); (iii) OWNER may terminate this Agreement immediately in the event of a breach of this Agreement by MANAGER or in the event of MANAGER's misconduct by giving written notice of such termination to MANAGER, and upon such termination, in addition to all other rights and remedies OWNER may have, MANAGER shall not be entitled to receive any further compensation as of the date of MANAGER's receipt of such written notice of termination; and (iv) in the event OWNER is in default in the performance of any of its obligations hereunder, and such default remains uncured for thirty (30) days following MANAGER's giving of written notice of such default to OWNER, MANAGER shall have the right to terminate this Agreement upon thirty (30) days written notice to OWNER. Upon OWNER terminating this Agreement pursuant to subsections (i), (ii) and (iv) of this Section 32, OWNER shall pay to MANAGER as its sole and exclusive compensation, that portion of the Property Management Fee earned to the date of termination, less any amounts previously received by MANAGER.

33. Obligations of Parties Upon Termination. Within thirty (30) days after any termination, MANAGER shall deliver to OWNER the written report required by Section 21 herein for any period not covered by such a report at the time of termination, and within forty-five (45) days after any such termination, MANAGER shall deliver to Owner, as required in Section 21 herein, the financial statement for the fiscal year or portion thereof ending on the date of termination. All deposits and funds in the Operating Account or in MANAGER's possession shall immediately be remitted to OWNER (or, if so directed by OWNER, to MANAGER's replacement). Immediately upon termination of this Agreement for any reason, MANAGER shall deliver to OWNER all records, contacts, leases, receipts for deposits, unpaid bills, a computer printout of all computerized records and all other papers or documents which are in MANAGER's possession or under MANAGER's control and which relate to the Properties.

34. Assignment. OWNER or Owners may assign its rights and obligations hereunder to any assignee of the Master Agreement. MANAGER may not assign its rights and obligations hereunder without the advance written consent of Owner which consent may be withheld or granted by Owners and Lender in their sole and absolute discretion.

35. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing. Notice shall be sufficiently given for all purposes as follows: (a) when personally delivered to the recipient; notice is effective upon delivery; (b) when mailed first class to the last address of the recipient known to the party giving notice; notice is effective three (3) mail delivery days after deposit in a United States Postal Service office or mailbox; (c) when mailed certified mail, return receipt requested; notice is effective upon receipt, if delivery is confirmed by a return receipt; (d) by overnight delivery using a nationally recognized overnight courier, charges prepaid or charged to the sender’s account; notice is effective upon delivery, if delivery is confirmed by the delivery service; or (e) when sent by telex or facsimile to the last telex or fax number of the recipient known to the party giving notice; notice is effective upon receipt, provided that (i) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (ii) the receiving party delivers a written confirmation of receipt; any notice given by telex or facsimile shall be deemed received on the next business day if it is received after 5:00 PM (recipient’s time) or on a nonbusiness day. Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities, messenger or overnight delivery service. Any party may change its address, telex or fax number by giving the other party notice of the change in any manner permitted by this Agreement.

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Addresses for purposes of giving notice are as follows:

If to OWNER,

addressed to:	John Winfield

President and Chairman

The InterGroup Corporation

10940 Wilshire Blvd., Suite 2150

Los Angeles, CA 90024

Phone: 310/889/2555

FAX: 310/440/0081

With Copy to:	Michael G. Zybala

Asst. Secretary & General Counsel

The InterGroup Corporation

Phone: 310/466/7961

Email: mzybala@intgla.com

FAX: 858/673/5406

If to MANAGER

Addressed to:	Investor's Property Services

15707 Rockfield, Suite 225

Irvine, CA 92618

Attention: Robert C. Warren III Phone: 949/900-6160

FAX: 949/900-6601

36. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and supersedes any prior written or oral agreement between said parties concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written between and among the parties hereto, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

37. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be controlled by and construed under the laws of the State of California, without giving effect to principles of conflict of law thereof. In the event of any litigation arising out of any dispute in connection with this Agreement, the parties hereby consent to the jurisdiction of the California courts.

38. Mediation If a dispute, controversy or claim: (i) occurs, in law or in equity; (ii) involves any of the Parties; and (iii) arises under, out of, in connection with, or in relation to this Agreement, any amendments to this Agreement or a breach of this Agreement, the disputing Parties agree first to try in good faith to settle the dispute by mediation under the mediation rules of JAMS or its successor organization before resorting to litigation. The disputing Parties agree that mediation shall be completed within thirty (30) days of a notification of a dispute, unless otherwise agreed by such Parties in writing.

39. No Recording. Unless required by Lender, this Agreement shall not be filed of record in the deed, deed of trust, real property or other records in any county or office in any state. OWNER may file a copy of this Agreement with its reports to the Securities and Exchange Commissions (“SEC”) to meet its public company reporting requirements with the SEC and NASDAQ.

40. MANAGER's and OWNER's Liability. MANAGER shall be liable to OWNER for all losses, damages, liabilities, actions, proceedings, claims, fines, penalties, costs and expenses, including without limitation attorney's fees and court costs, sustained or incurred by OWNER by reason of or arising out of MANAGER's breach of the duties and obligations required by this Agreement. OWNER shall be liable to MANAGER for all losses, damages, liabilities, actions, proceedings, claims, fines, penalties, costs and expenses, including without limitation attorney's fees and court costs, sustained or incurred by MANAGER by reason of or arising out of OWNER's breach of the duties and obligations required by this Agreement.

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41. Sale of Properties. If OWNER so requests, MANAGER shall cooperate with any and all brokers specified by OWNER to the end that the respective activities of MANAGER and broker(s) may be carried on without friction and without interference with Tenants and occupants. MANAGER will permit the broker to exhibit any of the Properties during reasonable business hours provided the broker has notified MANAGER in advance. MANAGER agrees that failure on its part to extend cooperation to a broker(s) desiring to show any of the Properties is a material default on its part under this Agreement and is a ground for termination of this Agreement immediately upon written notice to MANAGER. MANAGER shall not be entitled to a commission or fee of any nature whatsoever with respect to such sale.

42. Audits. OWNER or Owners may examine or audit or cause to be examined or audited any and all books, records, computer software or other materials maintained by MANAGER with respect to the operation, management, maintenance, or repair of the Properties, either at the Properties or at any office of MANAGER.

43. Attorneys' Fees. With regard to any action or proceeding between the parties arising from or relating to this Agreement or the enforcement or interpretation hereof, the party prevailing in such action or proceeding shall be entitled to recover from the other party all of its reasonable attorneys’ fees and other costs and expenses of the action or proceeding.

44. Applicability of Agreement. It is understood and agreed that (a) the provisions of this Agreement shall apply to each of the Properties described on Exhibit A as if each Property has a separate management agreement, and (b) the parties hereto may act in any manner that is authorized by this Agreement with respect to any one (1) Property without affecting any of the other Properties.

45. Confidentiality. MANAGER shall regard all information relating to the Properties and all information supplied to MANAGER by OWNER, lenders or any of its employees or agents as confidential and proprietary information of OWNER and/or Owners, and shall not permit its release to other parties without OWNER's prior written authorization.

46. Force Majeure. Neither party shall be liable to the other in damages nor shall this Agreement be terminated nor a default be deemed to have occurred because of any failure to perform hereunder caused by a "Force Majeure". In this Agreement, the term "Force Majeure" shall mean an event, such as, but not limited to, fire, earthquake, flood, explosion, casualty, strike, unavoidable accident, riot, insurrections, civil disturbance, act of public enemy, embargo, war, act of God, inability to obtain labor, materials or supplies, any outbreak of disease, and any governmental regulation, restriction or prohibition, or any other similar cause beyond the parties' control.

47. Standard of Operation. MANAGER agrees to manage and operate the Properties in the name and for the account of Owners, in accordance with the terms of this Agreement and in regular, continuous and substantial consultation with OWNER, and MANAGER hereby agrees to furnish such management and operational skills in such a manner to protect, preserve, and enhance the financial return to Owners. MANAGER shall operate the Properties considering the physical characteristics of the Properties and the quality level, marketing mix and other matters set forth in the Budgets, and shall provide or cause to be provided all amenities in connection therewith which are customary and usual to such an operation.

48. Meetings. OWNER and MANAGER shall meet regularly upon OWNER's request, at mutually agreeable times and places, for the general purpose of consultation and advisement as to Properties' operating plans for the balance of the fiscal year and all other material aspects of Properties' performance, including without limitation, operations and management of all material policies and procedures affecting all material phases of the conduct of business at the Properties. MANAGER shall consult with and seek advice from OWNER prior to MANAGER effectuating any policies or procedures.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

"OWNER"		"MANAGER"

THE INTERGROUP CORPORATION		R & K INTERESTS, INC., a California Corporation doing business as INVESTORS' PROPERTY SERVICES

By:	/s/ John V. Winfield	By:	/s/ Robert C. Warren
	John V. Winfield		Robert C. Warren,
	President and Chairman		President

EXHIBIT A

DESCRIPTION OF PROPERTIES

Property	Address	City	St	Units

Villas at Beaver Creek	1000 Meadow Creek Dr	Irving	TX	358
Capitol Village	6855 U.S. 290	Austin	TX	249
Cross Keys	3209 Cross Keys Dr #2	Florissant	MO	264
Meadowbrook	3579 Us Highway 46	Parsippany	NJ	151
Pine Lake	101 Pinehurst Dr	Florence	KY	157